UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

Cordia Bancorp Inc.

(Exact name of registrant as specified in its charter)

Virginia	26-4700031
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11730 Hull Street Road, Midlothian, Virginia 23112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 744-7576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2016, Cordia Bancorp Inc., a Virginia corporation (the “Company”), and its wholly owned subsidiary, Bank of Virginia (the “Bank”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First-Citizens Bank & Trust Company (“First-Citizens”) and its wholly owned subsidiary, FC Merger Subsidiary I, Inc. (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Company with the Company as the surviving entity and (ii) First-Citizens will acquire the Company and the Bank. Following the merger of Merger Sub with and into the Company, the Company and the Bank are expected to be combined into First-Citizens.

Under the terms of the Merger Agreement, First-Citizens will acquire all of the Company’s outstanding common stock at a price of $5.15 per share in cash, resulting in a valuation of the acquisition of approximately $37.1 million. Each outstanding option to acquire shares of Company common stock will be canceled in exchange for a cash payment equal to the difference, if any, between $5.15 and the exercise price of the option. If the exercise price of an option exceeds $5.15, then such option will be cancelled without any payment. In addition, unvested restricted stock will vest in full upon the merger.

The Merger Agreement contains customary representations and warranties from the Company, the Bank and First-Citizens, and each party has agreed to customary covenants, including, among others, covenants relating to (i) the conduct of the Company’s and the Bank’s businesses during the interim period between the execution of the Merger Agreement and the closing of the merger, (ii) the Company’s obligations to facilitate its stockholders’ consideration of, and voting upon, the Merger Agreement and the merger, (iii) the recommendation by the Board of Directors of the Company in favor of approval of the Merger Agreement and the merger by its stockholders, and (iv) the Company’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the merger is expected to occur no later than the fourth quarter of 2016 and is subject to certain conditions, including, among others, approval of the merger by the Company’s stockholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, and the absence of any injunctions or other legal restraints.

The Merger Agreement contains termination rights which may be exercised by the Company or First-Citizens in specific circumstances, such as the following: the parties are unable to complete the merger by December 31, 2016; the representations of the other party are false or misleading in any material respect (or, with respect to Cordia, certain representations are false and misleading in any respect); or the Company’s stockholders fail to approve the merger. In addition, the Company may terminate the Merger Agreement to enter into an alternative business combination transaction pursuant to a “superior proposal,” as defined in the Merger Agreement. If the Merger Agreement is terminated under certain circumstances, (i) the Company will be required to pay First-Citizens a termination fee of $1.0 million and (ii) the Company and First-Citizens will be required to reimburse the other party for its expenses incurred in connection with the merger, up to an aggregate of $250,000.

In connection with the execution of the Merger Agreement, all of the directors of the Company have entered into support agreements with First-Citizens pursuant to which such individuals, in their capacities as stockholders, have agreed, among other things, to vote their respective Company common shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby. A form of support agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) will not survive the consummation of the Merger, and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or First-Citizens, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, First-Citizens, their respective affiliates or their respective businesses, the Merger Agreement and the merger that will be contained in, or incorporated by reference into, the proxy statement of the Company to be filed in connection with the transactions contemplated by the Merger Agreement, as well as in the Forms 10-K, Forms 10-Q and other documents that each of the Company and First Citizens Bancshares, Inc., the parent holding company of First-Citizens, file with or furnish to the Securities and Exchange Commission (“SEC”).

Item 8.01	Other Events.

On May 20, 2016, the Company and First-Citizens issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Special Note Concerning Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this Current Report on Form 8-K, including forward-looking statements, speak only as of the date they are made, and the Company does not undertake any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the inability to complete the proposed transaction due to the failure of required stockholder approval; (ii) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (iii) the failure of the proposed transaction to close for any other reason; (iv) the effect of the announcement of the transaction on customer relationships and operating results; and (v) unexpected outcomes of existing or new litigation involving the Company. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, are included in the Company’s filings with the SEC.

Additional Information

In connection with the proposed merger, the Company will file a proxy statement to be sent to each of its shareholders, and the Company may file other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Cordia Bancorp, at the SEC’s website (http://www.sec.gov). Shareholders will also be able to obtain these documents, free of charge, by accessing the Company’s website (http://www.cordiabancorp.com).

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2016 annual meeting of shareholders, as filed with the SEC on April 20, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the merger when it becomes available. Shareholders may obtain free copies of these documents as described above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	2.1	Agreement and Plan of Merger, dated as of May 19, 2016, by and among Cordia Bancorp Inc., Bank of Virginia, First-Citizens Bank & Trust Company and FC Merger Subsidiary I, Inc.*

	10.1	Form of Support Agreement

	99.1	Joint Press Release dated May 20, 2016

*   Cordia Bancorp Inc. has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. Cordia Bancorp will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORDIA BANCORP INC.
(Registrant)

Date: May 20, 2016	By:	/s/ O.R. (Ed) Barham, Jr.
O.R. (Ed) Barham, Jr.
President and Chief Executive Officer